FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Amtech Systems, Inc. (the “Company”) and Jong S. Whang (the “Executive”) entered into a Second Amended and Restated Employment Agreement dated February 9, 2012 (with all subsequent amendments thereto, the “Agreement”); and

WHEREAS, the Company and the Executive desire to further modify the Agreement and to enter in this Fourth Amendment to Employment Agreement (this “Fourth Amendment”) in order to (i) clarify certain language in Section 4 of the Agreement, (ii) extend the Executive’s Initial Term for an additional three years, and (iii) increase the amount of D&O liability insurance maintained by the Company for the benefit of the Executive to $10,000,000.

NOW, THEREFORE, the parties agree to the following Fourth Amendment, to be effective as of the date set forth below, with all unmodified portions of the Agreement to remain in full force and effect:

1.    Section 4(b) is hereby amended to delete the following language from the second sentence: “..., but shall be no less favorable to the Executive than the amounts and terms of the grant approved by the Compensation Committee on November 20, 2009.”

2.    The first sentence of Section 7 of the Agreement is hereby amended to read as follows: “The “Employment Period” shall commence on the date of this Agreement (the “Effective Date”) and shall continue for an initial term of six (6) years (the “Initial Term”).”

3.    In the first sentence of Section 14, the reference to “$5,000,000” shall be replaced with “$10,000,000”.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of April 9, 2015.

AMTECH SYSTEMS, INC.

By: /s/ Bradley C. Anderson
Name: Bradley C. Anderson
Title:     Executive Vice President and
Chief Financial Officer

By: /s/ Jong S. Whang
Name: Jong S. Whang
Title: Executive